Exhibit 99.1

For Immediate Release

Heartland Payment Systems Announces Third Quarter Results

Net Income Up 158%, Earnings per share up 143%

Princeton, N.J., November 3, 2005 -- Heartland Payment Systems Inc. (NYSE: HPY), one of the nation's largest providers of merchant acquiring services, today announced financial results for the third quarter ended September 30, 2005. For the third quarter, total revenues were a quarterly record $228 million, up 39% compared to $165 million in the third quarter of 2004. Net revenue, which is total revenue less interchange and dues and assessments, was $50.9 million in the third quarter of 2005, an increase of 35.4% from the $37.6 million recorded for the third quarter of 2004. For the quarter, operating income rose 96% to $9.7 million from $4.9 million in the year earlier period, boosting the operating margin by 580 basis points to 19% of net revenue. Net income for the three months was $6.5 million, or $0.17 per diluted share, increases of 158% and 143%, respectively, compared to $2.5 million, or $0.07 per diluted share, in the third quarter of 2004.

Current period net income and diluted earnings per share include the impact of a $2.6 million (pre-tax), or $0.06 per diluted share, fair value adjustment for warrants with mandatory redemption provisions and a $5.1 million (pre-tax), or $0.08 per diluted share, gain on settlement of financing arrangement. Excluding these items, third quarter net income grew 100% to $5.6 million and diluted earnings per share grew 87.5% to $0.15 compared to the prior year quarter.

Robert Carr, Chairman and CEO, said, “In our first quarter as a public company, we are very pleased to report the best quarter in the Company’s history, with outstanding top line growth and a better than doubling of our earnings. Heartland is driving increasing economies of scale and improved efficiency from our continued investment in technology. Processing and servicing expense declined to 9.9% of revenues during the quarter as over 67% of new merchants installed and 55% of total transactions were on our internally developed front-end processing system, HPS Exchange. Our strong relationship with small business owners across the nation, highly-motivated sales force and investment in state-of-the art technology has us well-positioned to generate organic revenue growth that far outpaces the industry while delivering increased profitability.”

Bank card processing volume for the three months ended September 30, 2005 increased 36.1% to $9.3 billion from $6.8 billion during the same period in 2004. Record processing volumes reflect a continued rapid expansion of the Company’s active merchants, to 106,500 at September 30, 2005 – a 25.5% increase from the 84,870 at September 30, 2004 - as well as an 8.1% increase in same store sales during the quarter. The Company installed 11,670 merchants in the quarter, a 12.1% increase from the 10,410 installed in the third quarter of 2004.

Robert Carr continued, “Over the long-term, our goal is to consistently achieve annual revenue growth that significantly outpaces the industry’s growth by adding to our market share. At the same time, our goal will be to improve operating margins, primarily by reducing processing and servicing costs as a proportion of revenues. Our continued innovative uses of technology should drive increasing productivity and move us in the direction of the desired objectives by the end of 2006.”

Conference Call:

Heartland Payment Systems, Inc. will host a conference call on November 3, 2005 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. The conference call may be accessed by calling 973-409-9254 and providing the operator with PIN number 6662955, or via Web cast at www.heartlandpaymentsystems.com. The webcast will also be archived within two hours of the live call on the Company’s website and will remain available through Friday, November 11, 2005. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Friday, November 11, 2005. The number to call for the taped replay is 973-341-3080 and the conference PIN is 6662955.

About Heartland:

Heartland Payment Systems, Inc. (HPS), a NYSE company trading under the symbol HPY, delivers credit/debit card processing and payroll solutions to over 106,000 small to medium-sized merchants throughout the United States. HPS also provides additional services to its merchants such as gift and loyalty card programs, paper check authorization, and sells and rents point-of-sale devices and supplies.

With more than 970 national sales professionals, HPS builds long-term business relationships in local sales territories providing merchants with enhanced technology tools that assist them in more effectively operating their businesses.

Heartland is also endorsed by over 50 state restaurant and hospitality associations nationwide.

www.heartlandpaymentsystems.com

Forward-looking Statements:

This press release may contain statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company's registration statement on Form S-1, as amended, and its Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joseph Crivelli/Joe Hassett/Paul Johnson

Gregory FCA

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-642-8253

Heartland Payment Systems, Inc. and Subsidiary

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Gross processing revenue	$224,816	$163,130	$597,717	$430,025
Other revenue, net	3,276	1,536	9,932	5,142

Total revenue	228,092	164,666	607,649	435,167

Costs of Services:
Interchange	168,550	120,653	444,100	316,099
Dues and assessments	8,624	6,397	22,938	16,931
Processing and servicing	22,567	18,337	64,920	49,953
Customer acquisition costs	7,037	5,038	20,278	14,500
Depreciation and amortization	1,447	1,000	4,056	2,869

Total costs of services	208,225	151,425	556,292	400,352
Selling and administrative	10,169	8,294	28,448	22,954

Total expenses	218,394	159,719	584,740	423,306

Income from operations	9,698	4,947	22,909	11,861

Other income (expense):
Interest income	239	50	422	130
Interest expense	(418)	(352)	(1,391)	(965)
Fair value adjustment for warrants with
mandatory redemption provisions	(2,620)	(298)	(2,912)	(509)
Gain on settlement of financing
arrangement	5,140	—	5,140	—
Other, net	4	—	11	833

Total other income (expense)	2,345	(600)	1,270	(511)

Income before income taxes	12,043	4,347	24,179	11,350
Provision for income taxes	5,507	1,817	10,568	4,753

Net income	6,536	2,530	13,611	6,597

Income allocated to Series A Senior
Convertible Preferred Stock	1,326	1,218	4,728	3,179

Net income attributable to Common Stock	$5,210	$1,312	$8,883	$3,418

Net income	$6,536	$2,530	$13,611	$6,597
Other comprehensive income, net of tax:
Unrealized losses on investments	(8)	—	(12)	(4)

Comprehensive income	$6,528	$2,530	$13,599	$6,593

Earnings per common share:
Basic	$0.21	$0.08	$0.46	$0.21
Diluted	$0.17	$0.07	$0.37	$0.20

Weighted average number of common
shares outstanding:
Basic	24,995	16,453	19,331	16,402
Diluted	38,647	34,714	36,864	33,773

Heartland Payment Systems, Inc. and Subsidiary

Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$47,234	$13,237
Receivables	74,352	64,325
Investments	1,332	1,100
Inventory	1,480	818
Prepaid expenses	3,371	2,151
Current deferred tax assets, net	1,483	2,129

Total current assets	129,252	83,760
Capitalized customer acquisition costs, net	40,530	34,247
Deferred tax assets, net	4,267	4,651
Property and equipment, net	16,209	10,944
Deposits and other assets	211	324

Total assets	$190,469	$133,926

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor bank	$49,245	$45,153
Accounts payable	24,596	27,103
Current portion of accrued buyout liability	9,663	9,327
Merchant deposits and loss reserves	8,366	7,175
Accrued expenses and other	7,995	6,701
Current portion of borrowings and financing arrangements	272	5,286

Total current liabilities	100,137	100,745
Long-term portion of borrowings and financing arrangements	224	7,808
Warrants with mandatory redemption provisions	—	1,566
Long-term portion of accrued buyout liability	17,790	17,708

Total liabilities	118,151	127,827

Stockholders’ equity
Series A Senior Convertible Participating Preferred Stock, $80 million liquidation preference, $.001 par value, 10,000,000 shares authorized,
7,619,048 shares issued and outstanding at December 31, 2004	—	8
Common Stock, $.001 par value, 100,000,000 shares authorized, 34,144,571 and
16,437,760 issued and outstanding at September 30, 2005 and December 31,
2004, respectively	33	8
Additional paid-in capital	93,668	41,065
Accumulated other comprehensive loss	(22)	(10)
Accumulated deficit	(21,361)	(34,972)

Total stockholders’ equity	72,318	6,099

Total liabilities and stockholders’ equity	$190,469	$133,926

Heartland Payment Systems, Inc. and Subsidiary

Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Nine Months Ended September 30,

Cash flows from operating activities	2005	2004
Net income	$13,611	$6,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,671	16,272
Fair value adjustment for warrants with mandatory redemption
provisions	2,912	509
Gain on settlement of financing arrangement	(5,140)	—
Deferred taxes	1,030	3,962
Loss on disposal of property and equipment	33	—
Changes in operating assets and liabilities:
Increase in receivables	(10,027)	(9,975)
Increase in inventory	(662)	(55)
Increase in capitalized customer acquisition costs	(24,893)	(19,901)
Increase in prepaid expenses	(123)	(1,291)
Decrease (increase) in deposits and other assets	1	(3)
Increase in due to sponsor bank and accounts payable	1,585	7,259
Increase in accrued expenses and other	197	2,445
Increase in merchant deposits and loss reserves	1,191	736
Increase in accrued buyout liability	419	3,501

Net cash provided by operating activities	2,805	10,056

Cash flows from investing activities
Purchase of investments	(410)	(370)
Maturities of investments	166	493
Purchases of property and equipment	(9,274)	(7,504)
Proceeds from disposal of property and equipment	27	—

Net cash used in investing activities	(9,491)	(7,381)

Cash flows from financing activities
Redemption of warrants issued in connection with debt financing	—	(1,055)
Redemption of warrants issued in connection with Series A Senior
convertible Participating Preferred Stock	—	(5,250)
Principal payments on borrowings and financing arrangements	(7,459)	(2,250)
Proceeds from exercise of stock options	6,430	964
Repurchase of common stock	—	(143)
Net proceeds from sale of common stock	41,712	—

Net cash provided by (used in) financing activities	40,683	(7,734)

Net increase (decrease) in cash and cash equivalents	33,997	(5,059)
Cash and cash equivalents at beginning of year	13,237	13,004

Cash and cash equivalents at end of period	$47,234	$7,945

Supplemental cash flow information:
Cash paid during the period for:
Interest	$1,339	$971
Income taxes	11,312	569
Supplemental schedule of non-cash activities:
Amortization of other assets	$112	$192